Exhibit J
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights” in the Rydex Series Funds Prospectuses, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Rydex Series Funds Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 106 to File No. 033-59692; Amendment No. 107 to File No. 811-07584) of the Rydex Series Funds of our reports dated May 26, 2011 on the financial statements and financial highlights of the Rydex Series Funds included in the 2011 Annual Reports to shareholders.

McLean, Virginia July 26, 2011